                                                                    EXHIBIT 99.2

                                     [LOGO]

                                          IMS HEALTH INCORPORATED
                                          200 NYALA FARMS, WESTPORT, CT 06880


                                          August [  ], 2000


TO ALL IMS HEALTH STOCKHOLDERS:

    On July 18, 2000, the Board of Directors of IMS Health Incorporated ("IMS HEALTH") declared a dividend of all of the shares of Synavant Inc. ("Synavant") in order to achieve the spin-off of Synavant as a separate, independently traded public company.


    If you are a stockholder of IMS HEALTH as of the close of business on July 28, 2000, the record date for the dividend, stock certificates representing your shares in Synavant will be mailed to you automatically on or about September 1, 2000. For every 20 shares of IMS HEALTH that you hold as of the close of business on this date, you will receive one share of Synavant. The IMS HEALTH certificates you currently hold will continue to represent your investment in IMS HEALTH.



    Shares of Synavant will trade "regular way" on the Nasdaq National Market beginning August [ ], 2000. The symbol for Synavant will be "SNVT". Shares of IMS HEALTH will continue to trade on the New York Stock Exchange under the symbol "RX".


    Detailed information on Synavant and the spin-off plan is contained in the accompanying document, which we suggest that you read for information purposes.

    The Board believes the spin-off will allow each company to focus on single industry markets, tailor unique business strategies, capital structures and investments designed to meet customer needs, while enhancing speed and competitiveness thus creating shareholder value.

                                          Sincerely,

                                          Victoria R. Fash
                                          President and
                                          Chief Executive Officer
                                          IMS Health Incorporated